COMMERCIAL IN CONFIDENCE

EXHIBIT 10.13

Dated 7th May 2008

PROPANC PTY. LTD

and

EUROPEAN NUTRIPHARM. LTD.

__________________________________

LIMITED DISTRIBUTOR DEED
__________________________________

FRANCIS ABOURIZK LIGHTOWLERS
Commercial & Technology Lawyers
Level 16
356 Collins Street
MELBOURNE  VIC  3000

Tel:  (03) 9642 2252
Fax:  (03) 9642 2272
Email: fal@fal-lawyers.com.au
www.fal-lawyers.com.au

THIS LIMITED DISTRIBUTOR DEED is made the ____day of____ 2008

BETWEEN

PROPANC PTY. LTD (ACN 127 984 089), of 1/76 Summerhill Road Glen Iris Victoria 3146 (“Propanc”)

AND

EUROPEAN NUTRIPHARM. LTD. (Company Number 4635699) of Hockey Mills Stables, Twyford, Nr Winchester, Hampshire, SO12 1NT (“ENP”)

RECITALS

A.	Propanc owns or has applied for intellectual property rights in respect of the Unlicensed Medicines specified in Item 2 of the Schedule.

B.	The intellectual property rights include certain confidential information and the Patent Application specified in Item 3 of the Schedule.

C.	The Unlicensed Medicines are comprised of an unlicensed drug that may only be manufactured and supplied under strict conditions. In the UK and Australia this is governed by the Relevant Legislation.

D.	ENP wishes to be able to undertake the Distributor Services to distribute the Unlicensed Medicines in the UK and Australia in accordance with the Relevant Legislation.

E.
In order to ensure that the Unlicensed Medicines are appropriately manufactured, distributed and administered in accordance with the Relevant Legislation, Propanc and ENP have agreed to enter into this Deed.

F.	The Relevant Legislation takes priority over the terms of this Deed and the parties must always adhere to the Relevant Legislation.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed, the following definitions will apply except where the context otherwise requires:

“Confidential Information” means all know-how, results from the use of the Unlicensed Medicines, financial information and other commercially valuable information in whatever form including unpatented inventions, trade secrets, formulae, discoveries, works, improvements, innovations, ideas, concepts, graphs, drawings, designs, biological materials, samples, devices, models and other materials of whatever description and howsoever documented, recorded or disclosed, which a Party claims as confidential to itself or to a third party to whom it owes a duty of confidentiality and which is within its control.  The following are exceptions to such information:

(a)	information which is already in the public domain;

(b)	information which becomes part of the public domain otherwise than as a result of an unauthorised disclosure by the recipient Party or its representatives;

(c)
information which is or becomes available to the recipient Party from a third party lawfully in possession of such information and who has the lawful power to disclose such information to the recipient Party on a non-confidential basis;

(d)	information which is rightfully known by the recipient Party (as shown by its written record) prior to the date of disclosure to it hereunder; or

(e)	information which is independently developed by an employee of the recipient Party who has no knowledge of the disclosure under this Deed;

“Distributor Services” means those services to be provided by ENP as specified in this Deed, in particular in clause 3 and Item 1 of the Schedule;

“Financial Quarter” means each quarterly period of three (3) consecutive calendar months consisting of 1 January to 31 March; 1 April to 30 June; 1 July to 30 September; and 1 October to 31 December of the same year.

 “Manufacturing Fee” means the fee payable to the Nominated Manufacturer as consideration for the supply of the goods;

“Nominated Manufacturer” means a manufacturer appointed in accordance with this Deed which, for the purpose of the United Kingdom is a ‘specials licence holder’ and is otherwise authorised to manufacture unlicensed medicines in accordance with the Relevant Legislation;

“Patent Application” means the patent details as specified in Item 3 of the Schedule;

“Propanc Payment Share” means the amount payable to Propanc as Specified in Item 4 of the Schedule;

 “Relevant Legislation” means, as applicable and as updated, the Therapeutic Unlicensed Medicines Act 1989 (Commonwealth of Australia) or the Medicines Act 1968 (UK), associated rules and regulations and all other legislation applicable to unlicensed medicines in the United Kingdom or Australia;

“Requesting Doctor” means any appropriately qualified United Kingdom or Australian doctor requesting access to the Unlicensed Medicines in accordance with the Relevant Legislation;

“Unlicensed Medicines” means the unlicensed medicinal drug/s as specified in Item 2 of the Schedule.

1.2	In this Deed, unless the contrary intention appears:

(a)	the Recitals form part of this Deed;

(b)	headings are for convenience only and do not affect the interpretation of this Deed;

(c)	a reference to a clause, Schedule or Recital is a reference, respectively, to a clause of, schedule to or recital of this Deed;

(d)	a reference to a statute or regulation includes an amendment or re-enactment to that legislation and includes subordinate legislation in force under it;

(e)	the singular includes the plural and vice versa;

(f)	a reference to a gender includes reference to every gender;

(g)	a provision of this Deed will not be interpreted against a Party just because that Party prepared the provision; and

(h)
the rights, obligations, representations, warranties and indemnities of a Party are given, undertaken, made or offered (as the case may be) jointly and separately by each of the parties who together constitute that Party under this Deed and each of the rights, obligations, representations, warranties and indemnities of that Party is to be read accordingly.

2.	TERM

2.1	This Deed will begin on the date of execution and continue for the Term subject to its earlier termination pursuant to clause 16.

3.	DISTRIBUTOR SERVICES

3.1	Propanc appoints ENP to undertake the Distributor Services within the territories of the United Kingdom and Australia for the Term in accordance with the Relevant Legislation.

3.2
ENP will provide the Distributor Services in accordance with the Relevant Legislation and the terms of this Deed.  The Relevant Legislation will prevail over the terms of this Deed to the extent of any inconsistency.

3.3
Propanc provides ENP with a non-exclusive licence to the Patent Application and Propanc Confidential Information for use in relation to the Distributor Services and any other use required by the Relevant Legislation during the Term.

3.4
The rights granted pursuant to this Deed and the Distributor Services do not include the right to market the Unlicensed Medicines but only to distribute in accordance with the Relevant Legislation to a Requesting Doctor who has received a bona fide unsolicited order.  ENP, the Nominated Manufacturer and each Requesting Doctor shall not market the Unlicensed Medicines in any jurisdiction without the express written consent of Propanc.

Nominated Manufacturer

3.5	ENP is responsible for appointing the Nominated Manufacturer determined in accordance with Item 7 of the Schedule.

3.6	ENP will have sole responsibility for contracting with the Nominated Manufacturer for the manufacture of the Unlicensed Medicines and ensuring that the Nominated Manufacturer:

(a)	meets and complies with the Relevant Legislation;

(b)	manufactures the Unlicensed Medicines in accordance with the Relevant Legislation, any other applicable legislation, standards, quality controls for goods of this type;

(c)	adheres to the applicable terms of this Deed, including, without limitation, confidentiality requirements in relation to Propanc Confidential Information and in relation to the Patent Application; and

(d)	is paid the Manufacturing Fee by ENP at the times agreed to by the Nominated Manufacturer.

Requesting Doctors

3.7	The Distributor Services to be provided by ENP include sole responsibility for supplying the Unlicensed Medicines to the Requesting Doctors and in particular:

(a)	ensuring that each Requesting Doctor is appropriately qualified to be supplied the Unlicensed Medicines in accordance with the Relevant Legislation;

(b)
seeking Propanc’s consent in relation to the supply of Unlicensed Medicines to any new Requesting Doctor, which consent may include ENP ensuring that the Requesting Doctor executes a ‘Deed of Access’ with Propanc, provided always that ENP shall be entitled to meet the requirements of the Relevant Legislation in relation to supply and continuing supply;

(c)	appropriately storing the Unlicensed Medicines and supplying these to each Requesting Doctor;

(d)	ensuring that each Requesting Doctor meets and complies with the Relevant Legislation in supplying the Unlicensed Medicines to patients;

(e)	adheres to confidentiality requirements in relation to Propanc Confidential Information and in relation to the Patent Application; and

(f)	collecting payment from each Requesting Doctor for the Unlicensed Medicines;

(g)	ensuring that each Requesting Doctor reports on the use of the Unlicensed Medicines as required by the Relevant Legislation and as otherwise reasonably requested by Propanc; and

(h)
ensuring that any export/import and local legislative requirements are fully adhered to by ENP and/or the Requesting Doctor, as applicable, if the Unlicensed Medicines are sent to Requesting Doctors in Australia.

Results and Reporting

3.8	ENP shall ensure that the Nominated Manufacturer immediately reports to it:

(a)	any concerns in relation to the quality of the Unlicensed Medicines;

(b)	any changes in its status as a registered manufacturer of unlicensed medicines in accordance with the Relevant Legislation;

(c)	copies of any reports the Nominated Manufacturer is required to provide to authorities in accordance with the Relevant Legislation;

and ENP shall promptly provide all such reports and details to Propanc.

3.9
Subject to the requirements of the Relevant Legislation, the results and reports provided pursuant to clause 3.8 shall be treated as strictly confidential.  ENP shall obtain from the Nominated Manufacturer and grants to Propanc, the exclusive right for Propanc to use the results and reports provided pursuant to clause 3.8 for the further development of the Unlicensed Medicines.

3.10	ENP shall ensure that each Requesting Doctor provides to it:

(a)	copies of any reports the Requesting Doctor is required to provide to authorities in accordance with the Relevant Legislation;

(b)	upon request, de-identified details of the performance results obtained from all patients who have been administered the Unlicensed Medicines, including details of any adverse reactions;

(c)	any other information reasonably required by Propanc from time to time;

and ENP shall promptly provide all such information obtained from the Requesting Doctors to Propanc.

3.11
Subject to the requirements of the Relevant Legislation, the results and reports provided pursuant to clause 3.9 shall be treated as strictly confidential.  ENP shall obtain from each Requesting Doctor and grants to Propanc, the exclusive right for Propanc to use the results and reports provided pursuant to clause 3.9 for the further development of the Unlicensed Medicines.

4.	FEES

4.1
ENP is responsible for collecting payments from the Requesting Doctors and for paying the Manufacturing Fee to the Nominated Manufacturer as and when these amounts fall due for services and, at a minimum, monthly.

4.2	ENP will pay the Propanc Payment Share to Propanc in accordance with clause 5.

4.3
ENP will satisfy all other debts, charges and liabilities payable pursuant to the terms of this Deed or otherwise incurred as a result of ENP’s performance of its obligations under the terms of this Deed.

5.	PAYMENT AND ACCOUNTING

5.1
ENP will pay the Propanc Payment Share to Propanc as directed, within 30 days of the completion of each Financial Quarter, for manufacturing orders occurring in that Financial Quarter.  ENP shall ensure that payment is accompanied by a report setting out:

(a)	the quantity of the Unlicensed Medicines manufactured in that Financial Quarter;

(b)	the quantity of the Unlicensed Medicines requested by the Requesting Doctors in that Financial Quarter;

(c)	the calculation of the Proponc Payment Share for that Financial Quarter; and

(d)	a non-binding estimation of the above for the subsequent Financial Quarter.

5.2
ENP will keep accurate and comprehensive records in accordance with international accounting standards in relation to the all aspects of the Distributor Services including, orders, payments and receipt of payments in relation to the Nominated Manufacturer, Requesting Doctors and Propanc.

5.3
Propanc may inspect, audit and copy ENP’s accounting records referred to in this clause 5 at all reasonable times.  If Propanc’s inspection or audit identifies a deviation of five percent (5%) or more from the amounts identified as payable to Propanc in statements provided by ENP pursuant to clause 5.1, then Propanc’s inspection and audit costs will be paid by ENP and ENP must refund the deviation.

5.4
ENP will maintain a separate bank account for the sole purpose of the Distributor Services. ENP will ensure that the bank account maintained pursuant to this clause will not be used for the receipt of any other payments.

6.	TECHNICAL STANDARDS

6.1	ENP will at all times comply with any technical standards and other criteria relating to the Distributor Services required from time to time by legislation.

6.2
ENP will permit Propanc or its nominee, upon reasonable notice, to enter the premises of ENP for the purpose of inspecting ENP’s activities and facilities used in the performance of the Distributor Services and will, upon request, deliver to Propanc or its nominee samples of any product incorporating the Unlicensed Medicines for inspection and analysis.

6.3	ENP will at all times comply with the requirements of the Relevant Legislation.

6.4	Nothing in this clause will be construed as making Propanc liable for any defect, damage, loss, death or injury caused by or as a result of the imposition of any technical standards or other criteria.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1
Nothing in this Deed transfers ownership of the intellectual property rights, including the Patent Application, in the Unlicensed Medicines which shall remain at all times vested in Propanc.  However, Propanc gives no warranties in relation to the validity or enforceability of any such intellectual property rights.

7.2	Any developments to the Unlicensed Medicines and all intellectual property rights therein shall be the property of Propanc and ENP hereby agrees to assign any such rights to Propanc.

7.3	ENP shall ensure that the Nominated Manufacturer and the Requesting Doctors comply with clauses 7.1 and 7.2 and assign any developments to Propanc in accordance with clause 7.2.

8.	CONFIDENTIALITY AND PUBLICATION

8.1
Each Party will treat the terms of this Deed and all Confidential Information disclosed by the other Party as confidential and will not, without the prior written consent of the other Party, disclose or permit the same to be disclosed to any third person.

8.2
It will be the responsibility of a Party to ensure that its employees, officers and agents comply with the obligations of confidentiality imposed upon it by this clause as if personally bound by such obligations.

9.	USE OF NAME AND LOGO

Neither Party will use the name or logo of the other Party without having obtained the other Party’s prior written consent.

10.	INSURANCE

10.1	ENP will:

(a)	perform the Distributor Services at its own risk; and

(b)	maintain or cause to be maintained adequate insurance in respect of its performance of the Distributor Services.

10.2	Each such insurance policy will note Propanc’s interest.

10.3
ENP will, upon the request of Propanc, produce evidence of the currency of the insurance policies referred to in this clause.  Failure by ENP to produce such evidence of currency within thirty (30) days from the date a notice of request is served upon ENP will be treated as breach by ENP of this clause and the relevant provisions of clause 14 will apply.

10.4	ENP will at all times comply with the terms of its insurance policies the subject of this clause.

11.	ACKNOWLEDGEMENT BY ENP

ENP agrees and acknowledges that:

(a)	The Unlicensed Medicines have not been trialled by Propanc in humans or otherwise;

(b)
The Unlicensed Medicines are unlicensed medicines and an unapproved formulation and their use for treatment in individual human patients may be subject to restrictions imposed under the various legislative and regulatory regimes, including but not limited to the Relevant Legislation, and Propanc makes no express or implied warranty as to the legality of the use of the Unlicensed Medicines for any purpose;

(c)
Propanc has not made any and excludes all guarantees, warranties, terms, conditions or undertakings, whether express or implied, written or oral, statutory or otherwise including any implied warranty of merchantability or of fitness for a particular purpose in respect of the Unlicensed Medicines;

(d)	Propanc will not be liable for any special, indirect or consequential damages arising under or pursuant to this Deed;

(e)
Propanc has not made and does not by entering into this Deed make any representation or warranty, express or implied, that the Unlicensed Medicines do not infringe any third party’s intellectual property rights; and

(f)
ENP will not challenge the validity of the Patent Application or any of Propanc’s other intellectual property rights licensed pursuant to this Deed, or oppose any application for such intellectual property rights.

12.	INDEMNITY

12.1
ENP releases and indemnifies and will continue to release and indemnify Propanc, its officers, employees, subcontractors and agents from and against all actions, claims, proceedings or demands (including those brought by third parties) which may be brought against it or them, whether at common law, in equity or pursuant to statute or otherwise, in respect of any loss, death, injury, illness or damage (whether personal or property, and whether direct or consequential, including consequential financial loss) and any infringement of intellectual property rights, howsoever arising out of the ENP’s exercise of its rights under this Deed, including without limitation in relation to the provision of the Distributor Services and the supply of the Unlicensed Medicines to patients, and from and against all damages, costs and expenses incurred in defending or settling any such claim, proceeding or demand.

13.	INFRINGEMENT AND THIRD PARTY PROCEEDINGS

13.1	Each Party will give the other notice of:

(a)	any claim or allegation that the exercise of the rights under this Deed constitute an infringement of the rights of any third party; and

(b)	any third party’s infringement or threatened infringement of the Unlicensed Medicines,

of which it becomes aware.

13.2
ENP will not institute any legal proceedings relating to the Unlicensed Medicines without the prior written consent of Propoanc.  ENP will notify Propanc in writing of any legal proceedings instituted against it in relation to the Unlicensed Medicines.  ENP will not settle any such legal proceedings without the prior written consent of Propanc and any such settlement will contain a release in favour of Propanc.

14.	TERMINATION

14.1	Propanc may terminate this Deed at any time without reason by providing forty-five (45) days notice in writing to ENP.

14.2	A Party may terminate this Deed by providing to the other Party written notice on the happening of any of the following events:

(a)
if the other Party commits or allows to be committed a breach of any of the obligations set out in this Deed and on its part to be performed or observed (which, in the case of ENP, includes failure to pay the Propanc Payment Share), and does not within thirty (30) days of receipt of notice in writing from the terminating Party make good the breach (where such breach is capable of remedy);

(b)	if the other Party commits or allows to be committed a breach of any of the obligations set out in this Deed and that breach is not capable of remedy;

(c)
if the other Party is the subject of winding up or liquidation proceedings, whether voluntary or compulsory, otherwise than for the purpose of and followed by, a reconstruction, amalgamation or reorganisation;

(d)
if the other Party has become insolvent, bankrupt or is subject to the appointment of an administrator, a mortgagee, a receiver or manager or an inspector to investigate its affairs, enters into any arrangement or composition with its creditors generally, or is unable to pay its debts as and when they become due; or

(e)
if execution is levied upon all or any part of the assets of the other Party, provided that no breach will take place under this Deed if the execution is contested in good faith or if within seven (7) days after it is levied payment is made in full to the judgment creditor in question of all amounts owing to such judgment creditor, such termination to be effective immediately upon notice provided that the relevant timeline has passed.

14.3	Upon termination of this Deed pursuant to this clause:

(a)	ENP will promptly pay Propanc any Propanc Payment Share outstanding at the date of termination;

(b)	any reports and other material submitted to ENP by Propanc will be immediately returned to Propanc by ENP and ENP will not retain any copies of them in any form;

(c)
ENP will at all times thereafter strictly maintain the confidentiality of the terms of this Deed and any Confidential Information of Propanc, and will not permit or suffer the disclosure of any of such information to any third party or make or permit to be made any use of such information for any purpose whatsoever; and

(d)	subject to clause 14.4, all rights and licences granted to ENP under this Deed will cease and ENP will cease all Distributor Services.

14.4
Termination of this Deed will be without prejudice to any rights of pre-existing patients to continue to access the Unlicensed Medicines pursuant to the Relevant Legislation.  ENP may continue to provide supplies of Unlicensed Medicines for such pre-existing patients provided that the obligations of this Deed continue to apply to such on-going supply.

14.5
Termination of this Deed will be without prejudice to the rights of Propanc to sue for and recover any fees, monies, or payments then due and to the rights of either Party in respect of any previous breach of any of the provisions of this Deed.

15.	RESOLUTION OF DISPUTES

15.1
If a dispute arises between the Parties (the “Dispute”), the Parties agree to negotiate in good faith to resolve the Dispute and will refer resolution of the Dispute to their chief executive officers, or their nominees.  If the Dispute has not been resolved by negotiation within a reasonable time then either Party may refer the Dispute to arbitration.

15.2
In the event that a dispute cannot be resolved, then a Party may require the matter to be settled by arbitration proceedings which will be heard in accordance with the UNCITRAL Model Law on International and Commercial Arbitration by one arbitrator appointed under those rules.  The arbitration will take place in the city in which the principal office of the Party not first requiring the arbitration is located.  The award will be final and binding on the Parties to this Agreement and the costs of arbitration will be borne and paid for as the arbitration tribunal directs.

16.	NOTICES

16.1
Any notice, demand or other communication required to be given or made in writing under this Deed will be deemed duly given or made if delivered or sent by prepaid post or facsimile transmission to the attention of the contact person and to the address specified in Item 9 of the Schedule.

16.2
Either Party may change its nominated contact person, address or facsimile transmission number for the purposes of this Deed by giving notice of such change to the other Party within thirty (30) days of the change.

16.3	Any notice or other communication will be deemed to have been received by the Party to which it was sent:

(a)	in the case of hand delivery, upon the date of such delivery;

(b)	in the case of prepaid post within Australia, on the third day next following the date of dispatch; or

(c)
in the case of facsimile transmission, at the time of transmission, provided that, following the transmission, the sender receives a transmission confirmation report unless in any such case it would be deemed to have been received on a day which is not a Business Day, or after 5 p.m. on such a Business Day, in which event it will be deemed to have been received on the next such Business Day.

17.	GST

17.1
When any consideration (whether expressed in money or otherwise) becomes due in respect of a Taxable Supply by the Licensor, the Licensor will provide the Licensee with a Tax Invoice and any other documentation required under the GST Law.

17.2
If GST is applicable to a Supply made under this Deed, then, to the extent that the consideration for the relevant Supply is not stated in the Schedule to include an amount in respect of GST, the Licensor may increase the consideration by the applicable amount of GST and the Licensee will pay that increased amount.

17.3	If the GST on a Taxable Supply is varied pursuant to any change in legislation, the consideration payable under this Deed will be increased or decreased to reflect that variation of the GST.

17.4
For the purposes of this clause 17, GST, GST Law, Input Tax Credit, Supply, Tax Invoice and Taxable Supply have the meanings attributed to those terms in A New Tax System (Unlicensed Medicines and Distributor Services Tax) Act 1999 (Cth) as amended from time to time.

18.	GENERAL

18.1	Governing Law

(a)	This Agreement and any disputes of claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

(b)	The Parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

18.2	Reading Down and Severability

If a provision of this Deed is inconsistent with the Relevant Legislation then it shall be renegotiated by the Parties in a manner generally consistent with the intent of this Deed and, if renegotiating is not possible, it shall be read down in a manner consistent with the intent of this Deed.  Any illegal or invalid provision of this Deed will be severable and all other provisions will remain in full force and effect.

18.3	Waiver

Any failure by a Party to compel performance by the other Party of any of the terms or conditions of this Deed will not constitute a waiver of those terms or conditions, nor will it affect or impair the right to enforce those rights at a later time or to pursue remedies for any breach of those terms or conditions.  A waiver of any right under this Deed will be in writing.

18.4	Amendment

This Deed may only be amended by a written instrument signed by each of Propanc and ENP.

18.5	Entire Agreement

This Deed contains the whole of the agreement between the Propanc and ENP with respect to its subject matter and supersedes any and all other representations or statements by either Party whether oral or in writing and whether made prior or subsequent to the date of this Deed.

18.6	Relationship

Each Party enters this Deed as an independent contractor and nothing in this Deed will create any other relationship between them.

18.7	Force Majeure

A Party will not be liable for any failure to carry out its obligations under this Deed where such failure is due to any cause beyond the reasonable control of that Party.

18.8	Assignment

A Party will not assign its rights under this Deed without the prior written consent of the other Party.

18.9	Further Assurance

Each Party agrees to do all acts, including the signing of documentation, necessary or desirable to give effect to this Deed.

18.10	No Authority

Neither Party may enter into any agreement or incur any liabilities on behalf of the other Party without that other Party’s prior written consent and may not represent to any person that it has any authority to do so.

18.11	Counterparts

This Deed may be executed in any number of counterparts.

18.12	Survival

Clauses 3.7 – 3.11 and 7 – 12 shall survive the termination of this Deed.

18.13	Costs and Expenses

Each Party will bear its own costs and expenses in relation to the negotiation, preparation, execution, delivery and completion of this Deed and any other related documentation.

EXECUTED BY THE PARTIES AS A DEED

Signed, sealed and delivered by
PROPANC PTY. LTD
by

JAMES NATHANIELSZ

Director / Secretary

and

DOUG MITCHELL

Director

Date: 7.03.2008

Signed, sealed and delivered by
EUROPEAN NUTRIPHARM. LTD
by

Dr. J.N. Kempas

Director / Secretary

and

JAMES NATHANIELSZ

Director

Date: 27.2.2008

(J. HENRY)

27/2/08

SCHEDULE

ITEM    DISTRIBUTOR SERVICES

In addition to those duties specified in the Deed, ENP will be responsible for those duties necessary for the effective distribution of the Unlicensed Medicines to the Requesting Doctors. In particular ENP will be responsible for:

(a)	All aspects of coordinating manufacture of the Unlicensed Medicines from the Nominated Manufacturer;

(b)	Ensuring that the Unlicensed Medicines are manufactured in accordance with the Relevant Legislation and all other applicable legislation and requirements for goods of such type;

(c)	The receipt of requests and orders for the supply of the Unlicensed Medicines from the Requesting Doctors.

(d)	Directing the Nominated Manufacturer to produce the Unlicensed Medicines as and when they are required.

(e)	Arranging and organising packaging and transport of the Unlicensed Medicines from the Nominated Manufacturer to the Requesting Doctors.

(f)	Collection of payments from the Requesting Doctors.

(g)
Payment of all debts incurred as a result of the provision of the Distributor Services including but not limited to all production, packaging or transportation costs, trade and quantity discounts, sales, use or turnover taxes or other government taxes, import, export and excise duties, charges or imposts.

(h)	Payment of the Propanc Payment Share to Propanc;

(i)	Providing reports to Propanc as specified.

ITEM 2 UNLICENSED MEDICINES
The Unlicensed Medicines comprise a therapy used for the treatment of metastatic cancer being a mixture of pancreatic proenzymes consisting of 1.7 milligrams Amylase, 1.2 grams Trypsinogen, and 1.25 grams Chymotrypsinogen and made up using a suppository base.

Dependant upon the prescription of the Requesting Doctor, one suppository is generally inserted into the rectum on a daily basis.

ITEM 3 PATENT DETAILS

Country	Patent Number	Patent
United Kingdom	0706828.1
The United Kingdom patent, “Combination Product” and any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights anywhere in the world that are based on or derive priority from the foregoing.

ITEM 4   NOT USED

ITEM 5   PROPANCE PAYMENT SHARE

ENP shall pay to Propanc 25% of the wholesale purchase price payable for the Unlicensed Medicines (being the price payable by ENP to the Nominated Manufacturer) provided that the minimum wholesale purchase price shall be ₤41.25 per box of six tablets.

ITEM 6    NOT USED

ITEM 7    NOMINATED MANUFACTURER

The initial Nominated Manufacturer shall be Mandeville Medicines.  Any replacement Nominated Manufacturer shall be as agreed between ENP and Propanc

ITEM 8    NOT USED

ITEM 9    NOTICES

Propanc	ENP

Propanc Pty Ltd	European Nutripharm Limited

1/76 Summerhill Road Glen Iris Victoria 3146	Hockey Mill Stables Twyford, Nr Winchester, Hampshire, SO12 1NT

Attention: James Nathanielsz	Attention: Dr Julian Kenyon

Telephone: +61 (0)3 9898 8777	Telephone: [ ]

Facsimile: +61 (0)3 9898 8766	Facsimile: [ ]

Email: j.nathanielsz@iinet.net.au	Email: jnkenyon@doveclinic.com